FHA FORM NO. 4165-D (CORPORATE) Rev. November 1974	EXHIBIT 10.6

MORTGAGE NOTE

$31,800,400.00	Columbus, Ohio
as of July 27, 2010
FOR VALUE RECEIVED, the undersigned, HILLIARD GRAND APARTMENTS, LLC, an Ohio limited liability company, promise(s) to pay to Red Mortgage Capital, LLC, a limited liability company, of the State of Delaware , or order, at its principal place of business at Two Miranova Place, 12th Floor, Columbus, Ohio 43215, or at such other place as may be designated in writing by the holder of this Note, the principal sum of Thirty-One Million Eight Hundred Thousand Four Hundred and No/100 Dollars ($31,800,400.00), with interest from date at the rate of five and 59/100ths per centum (5.59%) per annum on the unpaid balance until paid. The said principal and interest shall be payable in monthly installments as follows:
Commencing on the first day of August, 2010 and continuing on the first day of each month thereafter up to and including August 1, 2012, interest on the outstanding principal balance. Commencing on the first day of September, 2012, monthly installments of interest and principal shall be paid in the sum of One Hundred Sixty-Five Thousand Nine Hundred Sixty-Eight and 81/100 Dollars ($165,968.81) each, such payments to continue monthly thereafter on the first day of each succeeding month until the entire indebtedness has been paid. In any event, the balance of the principal, if any remaining unpaid, plus accrued interest shall be due and payable on August 1, 2052. The installments of interest and principal shall be applied first to interest at the rate of five and 59/100ths percent (5.59%) per annum upon the principal sum or so much thereof as shall from time to time remain unpaid and the balance thereof shall be applied on account of principal.
See Rider to Mortgage Note attached hereto and incorporated by reference herein.
This Note is secured by Mortgage upon real estate in the City of Hilliard, Franklin County, Ohio, and is to be construed according to the laws of the State of Ohio.
If default be made in the payment of any installment under this Note, and if such default is not made good prior to the due date on the next such installment, the entire principal sum and accrued interest shall at once become due and payable without notice, at the option of the holder of this Note. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default. In the event of default in the payment of this Note, and if the same is collected by an attorney at law, the undersigned hereby agree(s) to pay all costs of collection, including a reasonable attorney's fee.

RIDER TO MORTGAGE NOTE
This Rider to Mortgage Note (this "Rider") is attached to and made a part of the Mortgage Note (the "Note") from HILLIARD GRAND APARTMENTS, LLC, an Ohio limited liability company (the "Maker"), to RED MORTGAGE CAPITAL, LLC, a Delaware limited liability company, dated as of July 27, 2010.
1. Prepayment. (a) Except as hereinafter set forth, Maker shall not have the right to prepay the indebtedness evidenced hereby in whole or in part at any time. Maker shall have the right, on or after August 31, 2015, (the "Lockout Termination Date") to prepay the indebtedness evidenced hereby in whole or in part on the last business day of any calendar month on or after such date during the term hereof upon at least thirty (30) days prior written notice to the holder of this Note, which notice shall specify the date on which the prepayment is to be made, the principal amount of such prepayment and the total amount to be paid. In the event of any prepayment of principal at any time on or after the Lockout Termination Date, the Maker shall concurrently pay to the holder of this Note (i) interest on the amount prepaid through and including the last day of the month in which the prepayment is made and (ii) a prepayment premium equal to the following designated percentages of the amount of the principal of this Note to be so prepaid with respect to any prepayment which occurs during the following indicated time periods:

from August 31, 2015 through August 30, 2016	7.0%
from August 31, 2016 through August 30,2017	6.0%
from August 31,2017 through August 30, 2018	5.0%
from August 31, 2018 through August 30, 2019	4.0%
from August 31, 2019 through August 30, 2020	3.0%
from August 31,2020 through August 30, 2021	2.0%
from August 31,2021 through August 30,2022	1.0%
from August 31, 2022 and thereafter	0.0%
Notwithstanding any partial prepayment of principal made pursuant to the privilege of prepayment set forth in this Note, without the prior written consent of the holder of this Note (which consent such holder shall have no obligation to give), the Maker shall not be relieved of its obligations to make scheduled monthly installments of principal and interest as and when such payments are due and payable under this Note.
(b) Notwithstanding any prepayment prohibition imposed and/or premium required by this Note with respect to prepayments made prior to August 31, 2021, the indebtedness evidenced by this Note may be prepaid in whole or in part: on the last business day of any calendar month without the consent of the holder of this Note and without prepayment premium if the Federal Housing Commissioner (the "Commissioner") determines that prepayment will avoid a mortgage insurance claim and is therefore in the best interests of the Federal Government. The holder of this Note understands that the Commissioner would consider exercising its right to override the prepayment prohibition and/or prepayment premium contained herein only upon satisfaction of all of the following terms and conditions:

(i) Maker has defaulted under this .Note and the Commissioner has received notice of such default, as required by 24 C.F.R. §207.256;
(ii) The Commissioner determines that the project financed with the proceeds of this Note has been experiencing a net income deficiency, which has not been caused solely by management inadequacy or lack of interest by Maker, and which is of such magnitude that Maker is currently unable to make required debt service payments, pay all project operating expenses and fund all required HUD reserves;
(iii) The Commissioner finds there is reasonable likelihood that Maker can arrange to refinance the loan evidenced by this Note at a lower interest rate or otherwise reduce the debt service payments through partial prepayment; and
(iv) The Commissioner determines that refinancing the loan evidenced by this Note at a lower rate or partial prepayment is necessary to restore the said project to a financially viable condition and to avoid an insurance claim.
In addition, the Maker shall not be charged any prepayment premium in connection with the partial prepayment of the Loan required by the Commissioner in connection with the partial release of mortgage resulting from the dedication of a portion of the mortgaged premises to the City of Hilliard for a public thoroughfare.
(c) Notwithstanding the provisions of Paragraph lea) above, the provisions of Paragraph l(a) shall not apply, and no prepayment premium shall be collected by the holder of this Note, with respect to any prepayment which is made by or on behalf of the Maker from insurance proceeds as a result of damage to the mortgaged premises or condemnation awards which, at the option of the holder of this Note, may be applied to reduce the indebtedness of Maker evidenced hereby pursuant to the terms and provisions of the Open-End Mortgage Deed (the "Mortgage") of even date given by Maker to the holder of this Note to secure said indebtedness. Any prepayment made pursuant to this Paragraph 1 (c) shall be deemed to have been made on the last day of the month in which such payment is received by holder and shall include interest on the amount prepaid through and including the last day of the month in which the prepayment is made.
(d) Notwithstanding the provisions of Paragraph l(a) above, the provisions of Paragraph lea) shall not apply, and no prepayment premium shall be collected by the holder of this Note, in the event that the maximum principal amount of this Note is reduced (or a partial prepayment is made) solely as the result of a mortgage reduction (or a partial prepayment) required by the Commissioner based upon any cost certification or other report required to be provided by the Maker to the Commissioner subsequent to the date hereof. Any prepayment made pursuant to this Paragraph 1(d) shall be deemed to have been made on the last day of the month in which such payment is received by holder and shall include interest on the amount prepaid through and including the last day of the month in which the prepayment is made.

2. Late Charges. In the event any installment or part of any installment due under this Note becomes delinquent for more than fifteen (15) days, there shall be due, at the option of the holder of this Note, in addition to other sums due hereunder, a late charge in an amount equal to two percent (2%) of the amount of principal and/or interest so delinquent. Whenever, under the law of the jurisdiction where the property is located, the amount of any such late charge is considered to be additional interest, this provision shall not be effective if the rate of interest specified in this Note, together with the amount of the late charge, would aggregate an amount in excess of the maximum rate of interest permitted and would constitute usury.
3. Method of Payment. All payments to reduce the principal balance hereunder, other than regularly scheduled payments of principal, and all late charges and other amounts required to be paid hereunder, other than regularly scheduled installments of interest, shall be made to the holder of this Note in immediately available Federal Funds. Payments received after 12:00 noon Eastern time will be deemed to have been received on the next following business day.
4. Non-Recourse. Notwithstanding any other provision contained in this Note or the Mortgage to the contrary, it is agreed that the execution of this Note shall impose no personal liability on the Maker hereof for payment of the indebtedness evidenced hereby and in the event of a default, the holder of this Note shall look solely to the property described in the Mortgage and/or any security agreement and to the rents, issues and profits thereof in satisfaction of the indebtedness evidenced hereby and will not seek or obtain any deficiency or personal judgment against the Maker hereof except such judgment or decree as may be necessary to foreclose and bar its interest in the property described in the Mortgage and all other property mortgaged, pledged, conveyed or assigned to secure payment of this Note except as set out in the Mortgage.

IN WITNESS WHEREOF, the undersigned Maker has executed this Rider as of the date first above written.
MAKER:
HILLIARD GRAND APARTMENTS, LLC,
an Ohio limited liability company

By:	/s/ Gary L. Schottenstein
Gary L. Schottenstein, Managing Member